Exhibit 99.1

Netlist Reports Full Year and Fourth Quarter 2021 Results

IRVINE, CALIFORNIA, March 1, 2022 - Netlist, Inc. (OTCQB: NLST) today reported financial results for the full year and the fourth quarter ended January 1, 2022.

2021 Highlights:

•	Revenue increased 201% to $142.4 million compared to $47.2 million last year
•	Gross profit increased 626% to $48.9 million compared to $6.7 million last year
•	Net income reached $4.8 million or $0.02 per diluted share compared to ($0.04) last year
•	Current ratio increased by 159% as working capital improved by $55 million

“Netlist delivered strong financial results on the back of significant increases in revenue and gross profit in 2021,” said Netlist’s Chief Executive Officer, C.K. Hong. “During the year we more than doubled product sales, entered into a strategic relationship with the world's second-largest maker of memory chips, and made substantial progress in intellectual property initiatives. These accomplishments validate the strategies we have in place for both product sales and licensing, and position us for continued growth in 2022.”

Net sales for the full year ended January 1, 2022 were $142.4 million with $40 million in licensing fees and $102.4 million in product revenue, compared to net sales of $47.2 million for the full year ended January 2, 2021. Gross profit for the full year ended January 1, 2022 was $48.9 million, or 34.3% of net sales, compared to a gross profit of $6.7 million, or 14.3% of net sales, for the full year ended January 2, 2021.

Net income for the full year ended January 1, 2022 was $4.8 million, or $0.02 per share, compared to a net loss in the prior year period of ($7.3) million, or a loss per share of ($0.04). These results include stock-based compensation expense of $1.6 million and $0.8 million for the years ended January 1, 2022 and January 2, 2021, respectively.

Net sales for the fourth quarter ended January 1, 2022 were $36.3 million, compared to net sales of $11.5 million for the quarter ended January 2, 2021. Gross profit for the quarter ended January 1, 2022 was $2.0 million, or 5.6% of net sales, compared to a gross profit of $1.5 million, or 12.7% of net sales, for the quarter ended January 2, 2021.

Net loss for the fourth quarter ended January 1, 2022 was ($8.2) million, or a loss per share of ($0.04), compared to a net loss in the prior year period of ($1.8) million, or a loss per share of ($0.01). These results include stock-based compensation expense of $0.4 million and $0.2 million for the quarters ended January 1, 2022 and January 2, 2021, respectively.

As of January 1, 2022, cash, cash equivalents and restricted cash was $58.5 million, total assets were $91.2 million, working capital was $52.6 million, total debt was $7.6 million, and stockholders’ equity was $54.0 million.

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, March 1, 2022 at 12:00 p.m. Eastern Time to review Netlist’s results for the fourth quarter ended January 1, 2022. The live webcast and archived replay of the call can be accessed for 90 days in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist provides high-performance solid state drives and modular memory solutions to enterprise customers in diverse industries. The Company's NVMe™ SSDs in various capacities and form factors and the line of custom and specialty memory products bring industry-leading performance to server and storage appliance customers and cloud service providers. Netlist licenses its portfolio of intellectual property including patents, in server memory, hybrid memory and storage class memory, to companies that implement Netlist's technology. To learn more, visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or Netlist's future performance. Forward-looking statements contained in this news release include statements about Netlist's ability to execute on its strategic initiatives. All forward-looking statements reflect management's present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks related to Netlist's plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio; risks associated with patent infringement litigation initiated by Netlist, or by others against Netlist, as well as the costs and unpredictability of any such litigation; risks associated with Netlist's product sales, including the market and demand for products sold by Netlist and its ability to successfully develop and launch new products that are attractive to the market; the success of product, joint development and licensing partnerships; the competitive landscape of Netlist's industry; and general economic, political and market conditions, including quarantines, factory slowdowns or shutdowns, and travel restrictions resulting from the COVID-19 pandemic. All forward-looking statements reflect management's present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist's annual report on Form 10-K for its most recently completed fiscal year filed on March 26, 2021, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist's assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

(Tables Follow)

For more information, please contact:

The Plunkett Group	Netlist, Inc.
Mike Smargiassi	Gail M. Sasaki
NLST@theplunkettgroup.com	Chief Financial Officer
(212) 739-6729	(949) 435-0025

Netlist, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	(unaudited)
	January 1,	January 2,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$47,679	$13,326
Restricted cash	10,800	3,200
Accounts receivable, net	12,727	4,680
Inventories	15,670	3,198
Prepaid expenses and other current assets	1,126	514
Total current assets	88,002	24,918

Property and equipment, net	989	182
Operating lease right-of-use assets	1,891	114
Other assets	294	58
Total assets	$91,176	$25,272

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$25,887	$5,327
Revolving line of credit	7,000	3,678
Accrued payroll and related liabilities	1,308	806
Accrued expenses and other current liabilities	632	777
Long-term debt due within one year	562	17,056
Total current liabilities	35,389	27,644
Long-term debt	—	146
Operating lease liabilities	1,593	—
Other liabilities	152	102
Total liabilities	37,134	27,892

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock	—	—
Common stock	231	195
Additional paid-in capital	243,866	192,071
Accumulated deficit	(190,055)	(194,886)
Total stockholders' equity (deficit)	54,042	(2,620)
Total liabilities and stockholders' equity (deficit)	$91,176	$25,272

Netlist, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2022	2021	2022	2021
Net product sales	$36,346	$11,485	$102,355	$47,234
License fee	—	—	40,000	—
Net sales	36,346	11,485	142,355	47,234
Cost of sales(1)	34,323	10,026	93,458	40,503
Gross profit	2,023	1,459	48,897	6,731
Operating expenses:
Research and development(1)	2,019	870	7,241	2,953
Intellectual property legal fees	4,909	111	19,494	2,368
Selling, general and administrative(1)	3,140	2,253	10,779	8,247
Total operating expenses	10,068	3,234	37,514	13,568
Operating (loss) income	(8,045)	(1,775)	11,383	(6,837)
Other (expense) income, net:
Interest expense, net	(151)	(94)	(568)	(531)
Other income, net	2	103	643	101
Total other (expense) income, net	(149)	9	75	(430)
(Loss) income before provision for income taxes	(8,194)	(1,766)	11,458	(7,267)
Provision for income taxes	26	—	6,627	1
Net (loss) income	$(8,220)	$(1,766)	$4,831	$(7,268)

(Loss) earnings per share:
Basic	$(0.04)	$(0.01)	$0.02	$(0.04)
Diluted	$(0.04)	$(0.01)	$0.02	$(0.04)
Weighted-average common shares outstanding:
Basic	227,277	195,964	218,171	183,594
Diluted	233,943	195,964	225,589	183,594

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$3	$2	$12	$10
Research and development	132	42	570	196
Selling, general and administrative	283	137	998	557
Total stock-based compensation	$418	$181	$1,580	$763